Confidential Treatment Requested by Innophos Holdings, Inc.

Confidential Portions of this Exhibit marked as [***] have been omitted pursuant to a request for confidential treatment and have been filed separately with the Securities and Exchange Commission.

Exhibit 10.3

Execution Version

MERCHANT GREEN ACID SUPPLY AGREEMENT

This Agreement (this “Agreement”), dated as of June 29, 2018, is by and between Innophos, Inc., a Delaware corporation (“Innophos”), and PCS Sales (USA), Inc., a Delaware corporation (“Supplier”). Innophos and Supplier are each referred to as a “Party” and collectively as the “Parties.”

W I T N E S S E T H:

WHEREAS, Innophos and Supplier have entered into that certain termination agreement (the “Termination Agreement”), dated of even date herewith, pursuant to which such parties have set forth the terms and conditions to the shutdown of PCS’s phosphoric acid production facility located in Geismar, Louisiana and alternative arrangements for their respective ongoing operations and supply needs;

WHEREAS, PCS Phosphate Company, Inc., an affiliate of Supplier, operates a phosphoric acid production facility in Aurora, North Carolina (“Aurora Plant”); and

WHEREAS, the Parties desire to provide for the supply of Product (as defined below) from and after the Effective Date.

NOW, THEREFORE, for and in consideration of the premises and the mutual covenants herein set forth, Innophos and Supplier hereby agree as follows:

1. Purchase and Sale; Specifications.

1.1 Supplier shall sell and deliver, and Innophos shall purchase and receive, during the term hereof, P2O5 in the form of merchant green acid (“Merchant Green Acid”) in the quantities and subject to the terms and conditions hereinafter set forth. Merchant Green Acid is sometimes referred to herein as a “Product.”

1.2 Except as set forth in Section 1.3 hereof, the Product shall conform with the specifications described in Exhibit A attached hereto (the “Specifications”). Supplier shall obtain analyses of all Product transferred and shall provide Innophos a Certificate of Analysis with each transfer of the Product. Except to the extent Innophos declines to purchase Improved Product as set forth in Section 1.3 below, Product sold hereunder shall, in addition to complying with the Specifications, otherwise be of Supplier’s typical quality.

1.3 The Parties recognize that Supplier may develop materials from time to time that are capable of being substituted for the Product. In the event that Supplier develops any such materials and constructs or modifies facilities so as to be capable of manufacturing such materials, then Supplier shall provide Innophos with a written notice of the specifications for such materials (such grade of material is referred to hereinafter as the “Improved Product”). Within two months following receipt of any such notice from Supplier, Innophos shall notify Supplier in writing as to whether Innophos intends to purchase Improved Product in substitution for Product. The Parties agree to negotiate with one another in good faith to determine the amount of an adjustment, if any, to be made to the pricing terms hereunder, the volume of the Improved Product to be purchased and any other provisions of this Agreement that shall be

Confidential Treatment Requested by Innophos Holdings, Inc.

modified. In the event that the Parties are unable to reach agreement regarding a mutually acceptable amendment to this Agreement concerning such Improved Product within four months following the date that Supplier notified Innophos under this Section 1.3, neither Party shall thereafter have any obligation hereunder to purchase or supply the applicable Improved Product.

1.4 For purposes of this Agreement, “Metric Ton” means a metric ton of P2O5 contained in Product delivered pursuant to this Agreement.

2. Term; Termination.

2.1 The term of this Agreement shall be for the period commencing on the Closure Date (as defined in the Termination Agreement) (the “Effective Date”) and ending on July 29, 2021 (the “Initial Term”), and thereafter shall be extended without further action of the parties for additional terms of three (3) years (each an “Additional Term”) upon the expiration of the Initial Term or any Additional Term.

2.2 Either Party may cause this Agreement to terminate upon the expiration of the Initial Term upon not less than twelve (12) months’ prior written notice to the other Party hereto, and following any time after the Initial Term, either Party may elect to terminate this Agreement at any time upon twelve (12) months’ notice to the other Party.

3. Price and Terms.

3.1 Innophos shall pay to Supplier [***] per Metric Ton of Product (the “Base Contract Price”) delivered D.A.P. (as defined in Incoterms® 2010) at Innophos’ phosphoric acid production facility in Geismar, Louisiana (the “Geismar Plant”).

Starting with the Contract Quarter that commences immediately following the date which is one (1) year after the date Innophos places its first order with Supplier, such price will be adjusted at the start of each Contract Quarter on a quarterly basis to the New Effective Price (as defined below).

•	The “Base Sulfur Price” or “BSP” means an amount equal to $118.90 per Metric Ton (the BSP will remain constant through the Initial Term).

•	The “Calculated Sulfur Price” or “CSP” means, for a Contract Quarter, the average of the weekly averages “Spot—fob US Gulf” and “Contract—quarterly cfr Tampa” (converted from long ton to metric ton at a multiplier of 1.01605), in each case as published in Argus Sulphur, for the previous Contract Quarter. Solely for purposes of illustration, if the Parties intended to calculate the Calculated Sulfur Price for the Contract Quarter beginning on January 1, 2018, such Calculated Sulfur Price would be determined as follows (the thirteenth week that would normally be included is not included as there was no December 28, 2017 publication):

Confidential Treatment Requested by Innophos Holdings, Inc.

	Sulphur dry bulk fob US Gulf spot No time stamp, USD/metric ton				Sulphur molten cfr Tampa quarter No time stamp, USD/long ton
Date	range		average		Range		average
21 Dec 2017	140	145	142.5		110.00	110.00	110.0
14 Dec 2017	156	170	163.0		110.00	110.00	110.0
07 Dec 2017	156	170	163.0		110.00	110.00	110.0
30 Nov 2017	156	172	164.0		110.00	110.00	110.0
23 Nov 2017	156	172	164.0		110.00	110.00	110.0
16 Nov 2017	156	172	164.0		110.00	110.00	110.0
09 Nov 2017	156	172	164.0		110.00	110.00	110.0
02 Nov 2017	110	115	112.5		110.00	110.00	110.0
26 Oct 2017	110	115	112.5		74.00	74.00	74.0
19 Oct 2017	110	115	112.5		74.00	74.00	74.0
12 Oct 2017	95	100	97.5		74.00	74.00	74.0
05 Oct 2017	95	100	97.5		74.00	74.00	74.0
	Average “Sulphur dry bulk fob US Gulf spot”				Average “Sulphur molten cfr Tampa quarter”
Q4 2017			138.1	/MT			98.0	/LT
Average			138.1	/MT		x1.01605	99.6	/MT
	Average of the averages = 118.9 /MT

•	“New Effective Price” means the New Price Adjustment plus the Base Contract Price.

•	“New Price Adjustment” means [***] multiplied by (the CSP minus the BSP).

As used herein, “Contract Year” means a calendar year commencing January 1 during the term of this Agreement, except that the first such period shall commence upon the Effective Date and end on December 31, 2018. As used herein “Contract Quarter” means a period of three (3) consecutive months, beginning January 1, April 1, July 1, or October 1, except that the first such periods shall commence upon the Effective Date and end on the earlier of September 30, 2018 or December 31, 2018.

Confidential Treatment Requested by Innophos Holdings, Inc.

Solely for the purposes of illustration, for the Contract Quarter starting January 1, 2020, assuming the CSP is:

(i) $120.00, the New Effective Price would be: [***], calculated as follows:

New Price Adjustment = [***] x ($120 – $118.9) = [***]

New Effective Price = [***]

(ii) $110.00, the New Effective Price would be: [***], calculated as follows:

New Price Adjustment = [***] x ($110 – $118.9) = [***]

New Effective Price = [***]

3.2 Supplier shall keep and maintain true and accurate records as may be necessary to verify volumes delivered for three (3) years after delivery. If Innophos disputes any of the amounts charged hereunder, Supplier shall allow representatives of Innophos access on reasonable notice (within five Business Days of Innophos’ request), including the rights of physical inspection and to make copies, to such records and such other information maintained by Supplier as may be necessary for the verification of such amounts, in each case solely to the extent related to Supplier’s supply obligations to Innophos hereunder. Disputes relating to the amounts charged hereunder by Supplier are waived unless made in writing within 60 calendar days of the receipt of the applicable invoice by Innophos. Supplier and Innophos shall use their best efforts to resolve such dispute within 90 calendar days after the relevant invoice date.

3.3 If it is determined that there has been an overcharge, then Supplier shall promptly refund the overcharge received by it to Innophos or, if such amount has not been previously paid, Innophos shall pay to Supplier the correct amount owed to Supplier. If it is determined that there has been an undercharge, Innophos shall promptly pay the undercharge to Supplier plus any additional amounts not previously paid hereunder.

3.4 Supplier shall invoice Innophos with respect to each shipment of Product hereunder, and the terms of payment for all Product purchased hereunder shall be net 30 calendar days from receipt of the invoice.

3.5 Payment of sums due shall be made upon terms set forth in this Agreement. All credit terms are subject to approval of Supplier. Supplier may recover for each delivery hereunder as a separate transaction, without reference to any other delivery. If Supplier, in its reasonable judgment, concludes that Innophos is in unsound financial condition, or if Innophos is in default with respect to any of the terms and conditions of this Agreement with Supplier beyond any applicable cure period, Supplier shall forthwith have the right to decline to make deliveries hereunder or to demand cash payment until such time as said credit has been reestablished or default cured to Supplier’s reasonable satisfaction or, without prejudice to any other legal remedy available to Supplier, to decline further performance hereof until such time as said credit has been reestablished or default cured to Supplier’s reasonable satisfaction.

Confidential Treatment Requested by Innophos Holdings, Inc.

4. Quantity.

4.1 For each Contract Year (or any prorated portion thereof), Supplier shall sell and deliver to Innophos, and Innophos shall purchase from Supplier, Merchant Green Acid ordered by Innophos subject to the parameters set forth in this Section 4.

4.2 As of January 1, 2019 and the Contract Years thereafter, the Annual Nominated Product Volume (as defined below) shall be, in the aggregate, no less than [***] Metric Tons and no greater than [***] Metric Tons.

4.3 On or before the date that is 90 days prior to the commencement of each Contract Year, Innophos shall give Supplier written notice of its estimate of the quantity of the Product to be supplied by Supplier hereunder during the subsequent Contract Years remaining in the current term under this Agreement (the “Product Forecasts”); provided, that, in the case of the first Contract Year commencing on the Effective Date and ending December 31, 2018, Innophos shall provide written notice of a non-binding estimate for informational purposes only of the quantity of the Product to be supplied by the Supplier hereunder 30 days before the projected Closure Date (as defined in the Termination Agreement) with final quantities and delivery scheduled two weeks prior to a firm Closure Date. The quantity specified for the immediately succeeding Contract Year (the “Annual Nominated Product Volume”) shall be binding upon Innophos. The Product Forecasts specified by Innophos for the remaining Contract Years shall be non-binding estimates and for information purposes only. If after providing the Annual Nominated Product Volume Innophos notifies the Supplier in writing of its desire to purchase a greater volume of Products than the Annual Nominated Product Volume initially nominated in this Section 4.3 and Supplier approves such request in its sole discretion, Supplier shall use commercially reasonable efforts to supply such excess volume.

4.4 Innophos shall include in the forecast of the Annual Nominated Product Volume a non-binding monthly breakdown of the Annual Nominated Product Volume. Innophos shall be required to satisfy the Annual Nominated Product Volume by monthly volume purchases equal to one-twelfth (1/12th) of the Annual Nominated Product Volume with variations for any given month not exceeding 10% (or, in the case of the first Contract Year commencing on the Effective Date and ending December 31, 2018, prorated portions thereof) unless otherwise mutually agreed to by the parties.

4.5 Ten calendar days prior to the first day of each month, Innophos shall provide Supplier with a three month rolling forecast for the upcoming 30-, 60- and 90- day periods, in each case consistent with the permitted monthly volume variations set forth in Section 4.4 above. The quantities specified for the first calendar month of such three-month forecast shall be binding upon Innophos (the “Binding Monthly Nomination”), and Innophos shall be required to purchase 100% of the Binding Monthly Nomination. The quantities specified for the remaining two calendar month periods shall be non-binding estimates and for information purposes only.

4.6 (a) If Innophos fails to purchase 100% of the Binding Monthly Nomination in a given month, then, unless the Parties mutually agree otherwise, Innophos must purchase such monthly shortfall volume as soon as reasonably practicable and no later than over the three-month period beginning with the month immediately following the month in which such shortfall occurred (ratably each month during such three-month period). If by the end of

Confidential Treatment Requested by Innophos Holdings, Inc.

any month in such three-month period Innophos has failed to make up the volume required to be made up by the end of such month, then Innophos shall pay to Supplier as liquidated damages an amount equal to [***] of the purchase price for such volume that Innophos failed to make up by the end of such month.

(b) If by the end of a Contract Year Innophos has failed to purchase 100% of the Annual Nominated Product Volume (such amount, the “Minimum Annual Purchase”), then (to the extent damages have not already been paid by Innophos with respect to such shortfall volumes in connection with the Binding Monthly Nominations) Innophos shall pay to Supplier as liquidated damages (within 60 days after the completion of the such Contract Year) an amount equal to [***] of the aggregate purchase price effective during such Contract Year for a quantity equal to the difference between (i) the Minimum Annual Purchase, minus (ii) the Product volumes actually purchased by Innophos during such Contract Year. The Parties intend that damages provided under this Section 4.6 constitute compensation and not a penalty.

(c) The Parties acknowledge and agree that the harm caused by Innophos’s failure to purchase the Binding Monthly Nominations and the Minimum Annual Purchase would be impossible or very difficult to accurately estimate as of the Effective Date and that the damages provided under this Section 4.6 are a reasonable estimate of the anticipated or actual harm that might arise. Innophos’s payment of such damages shall be Innophos’s sole liability and entire obligation and Supplier’s exclusive remedy for Innophos’s failure to purchase any amount of Product specified in the Annual Nominated Product Volume, a Binding Monthly Nomination or otherwise under this Agreement.

4.7

(a) Supplier shall use reasonable best efforts to supply the Product volumes noted in each Binding Monthly Nomination (so long as the volumes in such Binding Monthly Nominations are within the parameters of Section 4.4 above) during the relevant month. Supplier shall promptly notify Innophos in writing in the event that Supplier determines it will not be able to timely supply the entire Binding Monthly Nomination.

(b) If Supplier fails to provide a volume of Product during the subject month sufficient to satisfy the applicable Binding Monthly Nomination, then, unless the Parties mutually agree otherwise, Supplier shall satisfy such volume shortfall (the “Monthly Shortfall”) over the three-month period beginning with the month immediately following the month in which such Monthly Shortfall occurred (the “Make-Up Period”), with one-third of the Monthly Shortfall volume (the “Monthly Make-Up Volume”) being provided by Supplier to Innophos during each month within the Make-Up Period. If in any month during the Make-Up Period, Supplier fails to supply the Monthly Make-Up Volume, then Innophos may purchase, from a third party supplier (such as OCP S.A. or another third party supplier if that supplier is first qualified by Innophos and Innophos’ customers), a volume of phosphoric acid equal to the volume of the Monthly Make-Up Volume that Supplier has failed to provide (the “Shortfall Remedy”), provided that Innophos shall coordinate with Supplier in exercising such Shortfall Remedy to avoid duplication of efforts and to ensure both Parties are not concurrently attempting to source the Monthly Make-Up Volume from the same third party supplier. If the Shortfall Remedy is exercised, Supplier shall be responsible for the costs incurred by Innophos to secure

Confidential Treatment Requested by Innophos Holdings, Inc.

such Monthly Make-Up Volume shortfall from a third party in excess of the selling price Innophos would have paid for such volume shortfall under the terms of this Agreement if the volume had been provided by Supplier to Innophos during the month in which it was nominated, provided, however, that Supplier shall not be responsible for any such costs in excess of [***] of selling price Innophos would have paid for such volume shortfall under the terms of this Agreement if the volume had been provided by Supplier to Innophos during the month in which it was nominated (the “Shortfall Remedy Cap”). Any volumes sourced by Innophos or Supplier from a third party in connection with the Shortfall Remedy shall be credited against Innophos’ purchase obligations in this Agreement.

4.8 Innophos’ obligations to purchase the Binding Monthly Nomination in Section 4.5 and the Minimum Annual Purchase in Section 4.6, and Supplier’s volume supply obligations in Section 4.7, are, in each case, subject to Article 8 (“Force Majeure”) of this Agreement. Supplier shall promptly notify Innophos if Supplier expects at any time for any reason (including inclement weather) to be unable to supply the entirety of the volumes nominated by Innophos. In addition, Supplier shall provide written notice to Innophos at least (6) six months prior to any temporary planned maintenance shutdown of the Aurora Plant.

4.9 Supplier’s supply of Make-Up Volume or the provision of the Shortfall Remedy (up to the Shortfall Remedy Cap) shall be Supplier’s sole liability and entire obligation and Innophos’s exclusive remedy for Supplier’s failure to supply any amount of Product specified in a Binding Monthly Nomination. The Parties acknowledge that any amounts paid by PCS in connection with such remedies shall be considered liquidated damages and not a penalty.

5. Order Procedure; Delivery.

5.1 Innophos shall issue purchase instructions from time to time for its requirements of Product not less than seven days prior to its intended shipment date. Supplier shall use commercially reasonable efforts to fulfill each order on the specific shipment date set forth therein.

5.2 Supplier shall deliver Product purchased D.A.P. at the Geismar Plant. Delivery shall be via rail cars made available by PCS.

6. Title and Risk of Loss. Title, and risk of loss or damage, to Product shall pass to Innophos at such time as Product is made available to Innophos at the Geismar Plant for offloading.

7. Limited Warranty; Indemnification.

7.1 Supplier warrants title and that the Product shall conform to the specifications set forth on Exhibit A attached hereto. Subject to the preceding sentence and except as otherwise expressly provided herein, SUPPLIER MAKES NO REPRESENTATION OR WARRANTY OF ANY KIND, EXPRESS OR IMPLIED, BY OPERATION OF LAW OR OTHERWISE, AS TO MERCHANTABILITY, FITNESS FOR PARTICULAR PURPOSE, OR ANY OTHER MATTER WITH RESPECT TO THE PRODUCT, WHETHER USED ALONE OR IN COMBINATION WITH ANY OTHER MATERIAL. EXCEPT FOR LIQUIDATED DAMAGES SET FORTH IN SECTIONS 4.6, 4.7 AND 4.9, IN NO EVENT SHALL EITHER

Confidential Treatment Requested by Innophos Holdings, Inc.

PARTY BE LIABLE TO THE OTHER PARTY FOR INCIDENTAL, SPECIAL, PUNITIVE OR CONSEQUENTIAL DAMAGES RESULTING FROM A DELAY OR FAILURE OF PERFORMANCE OR ANY OTHER DEFAULT HEREUNDER EXCEPT FOR ANY DAMAGE ARISING OUT OF THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF THE LIABLE PARTY.

7.2 Supplier shall test the Product prior to release to confirm it complies with the Specifications. Supplier shall, in respect of each shipment of Product, (a) retain a sample of the Product (the “Retained Sample”) and (b) provide a certificate of analysis accompanying each shipment of Product to Innophos confirming the Product meets the Specifications. Unless prior to such shipment Innophos agrees in writing otherwise, Supplier shall not release Product unless Supplier has first tested the Product and confirmed that it complies with the Specifications. Innophos shall test the Product for compliance with the Specifications prior to unloading the Product. Innophos may reject Product not conforming to the Specifications. Supplier shall have the right to inspect the Product so rejected for the purpose of validating their nonconformance to the Specifications. If Innophos and Supplier mutually agree that such Product do not meet the Specifications, then Supplier shall accept Innophos’ rejection of the Product. If Innophos and Supplier mutually agree that such Product meet the Specifications, Innophos shall revoke its rejection of, and shall accept, such Product. If Innophos and Supplier are unable to agree as to whether such Product are nonconforming or not, they shall, within three Business Days of such disagreement, select an independent laboratory to analyze the Retained Sample and refer such determination to such laboratory, whose determination of the Retained Sample shall be conclusive. Any payment obligation for the subject Product shall be tolled pending such laboratory’s determination).

7.3 With respect to any Product that are rejected in accordance with the protocol set forth in Section 7.2, Supplier shall be solely responsible for any transportation and disposal costs and shall promptly supply replacement Product to Innophos (at no additional cost to Innophos) that meet the Specifications.

8. Force Majeure.

Notwithstanding anything herein to the contrary, Supplier and Innophos shall each be excused for any delay in performance or non-performance of any of the terms and conditions of this Agreement, other than the payment of money, if and to the extent, and for the duration, that such delay or non-performance is caused by Force Majeure.

The term “Force Majeure” shall mean any cause or circumstance beyond their respective control and that could not have been avoided or mitigated by such Party with reasonable diligence that materially impedes the ability of such Party to perform its obligations hereunder, which causes or circumstances include the following to the extent that they meet the foregoing criteria in this definition: (i) any act of God (including conditions resulting from natural disasters or extreme weather developments, such as earthquakes, hurricanes, lightning, storms (including hail storms), tornadoes and drought), fire, flood, extremely cold temperatures (meaning temperatures below 32 degrees Fahrenheit for an extended period of time), (ii) equipment malfunction, failure, breakdown or accidents (including explosions), (iii) a Change in Law, (iv) power outage or interruption of or delay in transportation not within control of either

Confidential Treatment Requested by Innophos Holdings, Inc.

Party, (v) inadequacy or shortage or failure of sources of supply of materials required for performance hereunder (including raw materials, and including as a consequence of a force majeure affecting the movement of such materials), or (vi) acts of civil unrest, war or terrorism, strikes or lockouts.

The Party whose performance is prevented or delayed shall notify the other Party in writing, as soon as reasonably practicable after the event causing the non-performance or delay, of the occurrence of such event and the expected duration and shall further provide notice as soon as reasonably practicable after the cause of such delay or non-performance is removed. In addition, each Party agrees to use reasonable best efforts to promptly address any Force Majeure event impacting its ability to perform its obligations under this Agreement.

In the event Supplier is unable to supply the full quantities of Product required hereunder due to a Force Majeure event, Supplier shall, in making available supplies of Product during such period, accord Innophos parity with respect to requirements of Supplier, Supplier’s affiliated companies, and Supplier’s other customers.

In the event that Supplier is excused from performance hereunder in accordance with this Article 8, for so long as such non-performance continues, Innophos shall be allowed to purchase phosphoric acid from third-party manufacturers in an amount equal to the volume unfulfilled by Supplier (and any volumes purchased by Innophos from a third-party manufacturer shall be credited against Innophos’ purchase obligations in Article 4 of this Agreement). In the event that Innophos is excused from performance hereunder in accordance with this Article 8, for so long as such non-performance continues, Supplier shall be allowed to freely sell Products nominated by Innophos pursuant to Article 4 to other customers in an amount equal to the volume that Innophos is not able to purchase (and any volumes sold to other customers shall be credited against Innophos’ purchase obligations and Supplier’s supply obligations in Article 4 of this Agreement).

If any suspension of delivery of Product pursuant to this Article 8 continues for a period longer than 30 days, Innophos shall have the right to terminate delivery of such Product without regard to any notice or cure requirements set forth herein (and Innophos shall be relieved of its purchase obligations under Article 4 with respect to such Product). After cessation of the effects of a cause or circumstance as described above excusing the delay in performance by Supplier, if requested by Innophos, Supplier shall use commercially reasonable efforts to promptly make up any deliveries or quantities of Product previously nominated by Innophos, the supply of which had been delayed or unfulfilled as a result of such cause or circumstance pursuant to the provisions of this Article 8. Except as requested by Innophos pursuant to the preceding sentence, Innophos shall not be required to pay for, and Supplier shall not be required to supply, those Product that are not provided due to excused performance in a force majeure event.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any new Law, (b) any change in any Law or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority.

Confidential Treatment Requested by Innophos Holdings, Inc.

“Governmental Authority” means any government or political subdivision or regulatory body, whether federal, state, local or foreign, or any agency, bureau, board, commission, department, or instrumentality of any such government or political subdivision or regulatory authority, or any federal state, local or foreign court or tribunal or arbitral body.

“Law” means any law, statute, code, ordinance, regulation, judgment, order, decree or other requirement of any Governmental Authority.

9. Taxes. The price specified herein does not include any sales, excise, customs or similar tax, charge, duty or cost levied or imposed as of this date by any federal, state, municipal or other governmental authority upon the manufacture, sale, delivery, shipment or use of Product sold hereunder, and any such tax, charge or cost, as well as any increases therein or any similar taxes or charges levied after the date of this Agreement shall be for the account of Innophos. Income, franchise, gross receipts, excess profit, and other similar taxes are not to be regarded as taxes, charges or costs within the meaning of this paragraph.

10. Miscellaneous.

10.1 The relationship between the Parties is that of a seller and a buyer and is not and shall not be deemed to be that of employer/employee, principal/agent, joint- venture/partnership or otherwise.

10.2 Neither Party shall (by operation of law or otherwise) assign or transfer its rights or delegate its performance hereunder without the prior written consent of the other, which consent shall not unreasonably be withheld, and any attempted assignment, transfer or delegation without such consent shall be void; provided that either Party may assign this Agreement to an affiliate without the consent of the other Party and provided further that notwithstanding such assignment, the assigning Party shall remain primarily liable for the payment obligations set out herein.

10.3 Each of the Parties agrees to hold in confidence the terms of this Agreement and all technical and business information disclosed to it by the other Party hereunder, except for such information that (i) is in the public domain at the time that it is disclosed by one Party to the other, (ii) was already rightfully in the possession of the other Party, (iii) becomes part of the public domain by publication or otherwise, or (iv) is required to be disclosed by law, including rules and regulations promulgated by the U.S. Securities and Exchange Commission. Each of the Parties agrees further that it will not use any technical or business information disclosed to them by the other Party hereunder for any purpose other than the performance of this Agreement. Each of the Parties also agrees that it shall disclose the terms of this Agreement only to those of its employees who have a need to know such terms. The provisions of this Section 10.3 shall survive any termination of this Agreement.

10.4 All notices and other communications required or permitted hereunder must be in writing and will be deemed to have been duly given when delivered in person or when dispatched by email (if confirmed in writing by mail simultaneously dispatched) or one Business Day after having been dispatched by a nationally recognized overnight courier service to the appropriate Party at the address or email address specified below:

Confidential Treatment Requested by Innophos Holdings, Inc.

If to Supplier:

PCS Sales (USA), Inc.

PCS Nitrogen Fertilizer, L.P.

1101 Skokie Boulevard, Suite 400

Northbrook, IL 60062

Attention: Executive Vice President, Phosphate

Email: [***]

With a copy to:

PCS Sales (USA), Inc.

1101 Skokie Boulevard, Suite 400

Northbrook, IL 60062

c/o Legal Counsel

Email: [***]

If to Innophos:

Innophos, Inc.

259 Prospect Plains Road, Building A

Cranbury, NJ 08512

Attention: Chief Executive Officer

Chief Legal Officer

Email: [***]

Invoices shall be sent by electronic mail or first-class mail, postage prepaid to such locations or persons as Innophos may designate from time to time. Either Party may change its address for the receipt of notices, requests or other communications hereunder by written notice duly given to the other Party. Each Party shall acknowledge in writing receipt of any notice, request or other communication delivered in person.

10.5 The section headings in this Agreement are for convenience only and are in no way to be construed as part of this Agreement nor as a limitation of the scope of the particular sections to which they refer.

10.6 If any term or provision of this Agreement or any application thereof shall be invalid or unenforceable, the remainder of this Agreement or any other application of such term or provision shall not be affected thereby.

10.7 This Agreement and all of the terms and provisions hereof shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns. No condition, usage of trade, course of dealing or performance, understanding or agreement purporting to amend, modify, vary, explain or

Confidential Treatment Requested by Innophos Holdings, Inc.

supplement the terms or conditions of this contract shall be binding unless hereafter made in writing and signed by the party to be bound, and no modification shall be effected by the acknowledgment or acceptance of purchase order or shipping instruction forms containing terms or conditions at variance with or in addition to those set forth herein. No waiver by either Party with respect to any breach or default or of any right or remedy, and no usage of trade or course of dealing or performance, shall be deemed to constitute a continuing waiver of any other breach or default or of any other right or remedy or of any other term, condition or provision of this contract, unless such waiver be expressed in writing and signed by the party to be bound.

10.8 This Agreement constitutes the entire understanding of the parties with respect to the subject matter hereof and supersedes any and all other agreements, understandings or representations, whether written or oral, relating to the sale and purchaser of Product.

10.9 This Agreement will in all respects be governed by, and construed in accordance with, the laws (excluding conflict of laws rules and principles) of the State of New York applicable to agreements made and to be performed entirely within such state, including all matters of construction, validity and performance.

10.10 Each Party hereto hereby irrevocably and unconditionally (i) submits to the exclusive jurisdiction of any New York State court or Federal court of the United States of America, in each case, sitting in New York County, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby or thereby, or for recognition or enforcement of any judgment, and agrees that all claims in respect of any such action or proceeding shall be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court, (ii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby in any such New York State or in any such Federal court, (iii) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court and (iv) agrees that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each Party hereto agrees that service of process, summons, notice or document by registered mail addressed to you or us at the addresses set forth in Section 10.4 shall be effective service of process for any suit, action or proceeding brought in any such court.

[Signature page follows]

Confidential Treatment Requested by Innophos Holdings, Inc.

IN WITNESS WHEREOF, the parties hereto have caused this contract to be executed by their duly authorized representatives effective as of the day and year first above written.

INNOPHOS, INC.

By:	/s/ Kim Ann Mink
Name: Kim Ann Mink, Ph.D.
Title: Chairman, President and CEO

PCS SALES (USA), INC.

By:	/s/ Susan Jones
Name: Susan Jones
Title: Authorized Person and Executive Vice President, Nutrien Ltd.

[Signature Page to New MGA Supply Agreement]

Confidential Treatment Requested by Innophos Holdings, Inc.

EXHIBIT A - SPECIFICATIONS